Exhibit 10.36

                             MASTER LEASE



Master Lease Number:  2


     THIS MASTER LEASE is made as of December 6, 1994, by and between EDJ LEASING CO., L.P., a Missouri limited partnership, 201 Progress Parkway, Maryland Heights, Missouri 63043 ("Lessor") and EDWARD D. JONES & CO., L.P., a Missouri limited partnership, 201 Progress Parkway, Maryland Heights, Missouri 63043 ("Lessee").

     WHEREAS, Lessor desires to lease to Lessee, and Lessee desires to lease from Lessor, such equipment pursuant to the provisions hereof and applicable lease schedules ("Lease Schedules") which shall be executed by the parties from time to time in the form attached hereto as Exhibit A, and which shall be made a part hereof.

     NOW, THEREFORE, in consideration of the premises, the parties, intending to be legally bound, agree as follows:

     1. Lease. Lessor hereby agrees to lease to Lessee, and Lessee hereby agrees to lease from Lessor, the equipment ("Equipment") described in Lease Schedules which shall be executed between the parties from time to time, and which shall be attached to and become a part of this Master Lease. The provisions of this Master Lease and the Lease Schedules shall constitute the entire agreement between the parties with regard to the subject matter hereof and shall supersede all prior negotiations, agreements, and understandings, whether oral or written, unless specifically incorporated by reference. The lease of Equipment described in each particular Lease Schedule shall be considered a separate Lease pursuant to the terms of the Master Lease and each Lease Schedule the same as if a single lease containing such terms had been executed covering such items; except that, any provision of any Lease Schedule shall supersede any conflicting provision of this Master Lease.

     2. Term. The term of the lease with respect to the Equipment listed on a Lease Schedule shall begin on the date such Equipment is accepted by Lessee and shall continue for the number of consecutive months from the "Rent Commencement Date" shown in the related Lease Schedule (the "Initial Term") unless earlier terminated as provided herein Any advance rentals shall not be refundable if this Master Lease with respect to any or all Lease Schedules is duly terminated by Lessor.

     3.      Rent.   Lessee shall pay as rent for the initial
term of this Master Lease as to each Lease Schedule, the amount
reflected in each Lease Schedule as Base Rent.    Base Rent
installments shall be payable monthly in arrears, the first such payment being due on the Rent Commencement Date, or such later date as Lessor designates in writing, and subsequent payments due on the same day of each successive month thereafter during the term hereof.



          (a)     Taxes.   As additional rent, Lessee shall pay
all sales, use, excise, personal property, stamp, documentary and ad valorem taxes, license and registration fees, assessments, fines, penalties and similar charges imposed on the ownership, possession or use of the Equipment during the term of this Master Lease as to any Lease Schedule as and when due , and shall pay all taxes (except Lessor's Federal or State net income taxes) imposed on Lessor or Lessee with respect to the rental payments hereunder. Lessee shall reimburse Lessor upon demand for all taxes paid by or advanced by Lessor. Lessee shall file all returns required therefor and furnish copies to Lessor.

          (b) Increases in rent. Base Rent reflected in all Lease Schedules shall increase or decrease at the same time and at the same rate as changes in the Base Index Rate as described in the applicable Lease Schedule.

          (c) Net Lease. This Master Lease is a net lease and all payments of Base Rent and additional rent hereunder are net to Lessor.

     4.     Disclaimer of Warranties and Waiver of Defenses.

          (a) No Warranties by Lessor. LESSOR, BEING NEITHER THE MANUFACTURER, NOR SUPPLIER, NOR A DEALER IN THE EQUIPMENT, MAKES NO WARRANTY AND HEREBY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, TO ANYONE, AS TO THE FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, DESIGN, CONDITION, CAPACITY, PERFORMANCE OR ANY OTHER ASPECT OF THE EQUIPMENT OR ITS MATERIAL OR WORKMANSHIP. Lessor further disclaims any liability for loss, damages, or injury to Lessee or third parties as a result of any defects, latent or otherwise, in the Equipment whether arising from Lessor's negligence or application of the laws of strict liability. As to Lessor, Lessee leases the Equipment "as is." Lessee has selected the supplier of the Equipment and acknowledges that Lessor has not recommended the supplier.
Lessor shall have no obligation to install, maintain, erect, test, adjust, or service the Equipment. Lessee agrees to install, maintain, and service the Equipment or cause the same to be performed by qualified third parties. If the Equipment is unsatisfactory for any reason, Lessee shall make claim on account thereof solely against the supplier, and any of the supplier's vendors, and shall nevertheless pay Lessor all rent payable under the Lease.

          (b)     Assignment for Breach of Warranty.     Lessor
hereby assigns to Lessee, solely for the purpose of prosecuting such a claim, all of the rights which Lessor may have against any supplier and any of the suppliers' vendors for breach of warranty or other representations respecting the Equipment.

          (c)     Lessor's Assignment, Waiver of Defenses.
Lessee acknowledges Lessor's intent to assign or pledge this Master Lease and/or the rentals due hereunder and Lessee agrees that no assignee or pledgee of Lessor shall be bound to perform any duty, covenant or condition, or warranty (express or implied) attributable to Lessor and Lessee further agrees not to raise any claim or defense arising out of this Master Lease or otherwise against Lessor as a defense, counterclaim, or offset to any action by any assignee or pledgee for the unpaid balance of rentals due under the Master Lease or for possession of the Equipment.

          (d)     Waiver of Indirect Damages.     Regardless of
cause, Lessee shall not assert and Lessor shall not be responsible for any claim whatsoever against Lessor for loss of anticipatory profits or any other indirect, special, punitive or consequential damages, nor shall Lessor be responsible for any damages or costs which may be assessed against Lessee in any action for infringement of any intellectual property rights of third parties. Lessor makes no warranty as to the treatment of this Master Lease, for tax or accounting purposes.

          (e)     Agency Disclaimer.     Notwithstanding any fees
that may be paid by Lessor to a supplier or any agent of a supplier, Lessee acknowledges that no supplier or any agent of a supplier is or shall be deemed an agent of Lessor or is authorized to waive or alter any term or condition of this Master
Lease.

     5.     Noncancellable Lease.     NEITHER THIS MASTER LEASE
NOR ANY LEASE SCHEDULE CAN BE CANCELLED BY LESSEE DURING THE TERM
PROVIDED IN THIS MASTER LEASE.  LESSEE'S OBLIGATION TO PAY BASE
RENT AND ADDITIONAL RENT ARE ABSOLUTE.

     6.     Title, Personal Property.     The Equipment is, and
shall at all times remain, Lessor's property, and Lessee shall have no right, title, or interest therein, except as herein set forth. If Lessor supplies Lessee with labels indicating that the Equipment is owned by Lessor, Lessee shall affix such labels to and keep them in a prominent place on the Equipment. Lessee shall at its expense protect and defend Lessor's title against all persons claiming against or through Lessee, at all times keeping the Equipment free from any legal process or encumbrance whatsoever including but not limited to liens, attachments, levies and executions, and shall give Lessor immediate written notice thereof and shall indemnify Lessor from any loss caused thereby. Lessee shall execute and deliver to Lessor, upon Lessor's request, such further instruments and assurances as Lessor deems necessary or advisable for the confirmation or perfection of Lessor's rights hereunder.

     The Equipment is, and shall at all times be and remain, personal property notwithstanding that the Equipment or any part thereof may now be, or hereafter become, in any manner affixed or attached to real property or any improvements thereon.

     7.     Care, Use and Location.     Lessee, at its own cost
and expense, shall maintain and keep the Equipment in good repair, condition and working order, and shall use the Equipment
lawfully.    At all times during the term of any Lease Schedule
or extensions thereof, upon forty (40) days advance written notice, the Equipment shall be located at any one or more of the locations listed on Exhibit B attached hereto; provided, however, Lessee shall have the right, at any time and from time to time, to move any item of Equipment to any of Lessee's various locations. Lessor shall have the right to inspect the Equipment where it is located at any reasonable time.


     8.     Redelivery.     Upon expiration or earlier
termination of this Master Lease as to any Lease Schedule, Lessee shall return the Equipment listed in that Lease Schedule, freight prepaid, to Lessor in good repair, condition, and working order, ordinary wear and tear resulting from proper use thereof only excepted, in a manner and to a location reasonably designated by Lessor. If, upon expiration or termination of this Master Lease as to any Lease Schedule the Lessee does not immediately return the Equipment listed in that Lease Schedule to the Lessor, it shall continue to be held and leased hereunder, and this Master Lease shall thereupon be extended indefinitely as to term at the same monthly rental provided in that Lease Schedule, subject to the right of either party to terminate the Master Lease as to that Lease Schedule upon 90 days' written notice, whereupon the Lessee shall forthwith deliver the Equipment to the Lessor as set forth in this paragraph.

     9.     Option to Purchase.   At the expiration of the term
set forth in each applicable Lease Schedule, notwithstanding the Redelivery provision set forth in paragraph 8 hereof, Lessor hereby grants to Lessee the option to purchase all, but not less than all, Equipment listed on such Lease Schedule. To exercise such option as to Equipment listed in an applicable Lease Schedule, Lessee, at least thirty (30) days prior to the expiration of this Master Lease in respect of such Lease Schedule, shall advise Lessor in writing of its intent to purchase all, but not less than all, of the Equipment listed therein. Lessee shall pay, as the purchase price for such Equipment ("Purchase Price"), cash in an amount equal to the then fair market value of the Equipment, which value Lessor and Lessee agree will not be less than the Minimum Option Percentage times the Acquisition Value, nor more than the Maximum Option Percentage time the Acquisition Value, as such terms are defined in the applicable Lease Schedule and the products of which are reflected as the Minimum Option Value and Maximum Value on the applicable Lease Schedule. Fair market value shall be determined by Lessor in good faith. In the event Lessee does not agree with the Lessor's calculation of fair market value, Lessee may, within five (5) days of Lessor's determination, request, in writing, that the fair market value be determined as Lessee's cost by a qualified independent appraiser who is not the manufacturer of the Equipment and is chosen by Lessee. The decision of the appraiser shall be binding on both parties; provided, however, Lessee shall not be required to pay greater than the Maximum Option Value nor permitted to pay less than the Minimum Option Value.

     Such purchase shall be closed within thirty (30) days of the date of final determination of the Equipment's fair market value at Lessor's office or as otherwise agreed by the parties. At closing, Lessee shall pay, in cash, the Purchase Price, any sales, use or other taxes payable in respect of such purchase and all accrued and unpaid Base Rent or additional rent. Upon such payment, the Equipment listed in the applied Lease Schedule shall be deemed transferred to Lessee at its then location.

     10. Risk of Loss. Lessee shall bear all risks of loss of and damage to the Equipment from any cause; occurrence of such loss or damage shall not relieve Lessee of any obligation hereunder. In the event of loss or damage, Lessee, at Lessor's option, shall: (a) place the damaged Equipment in good repair, condition and working order; or (b) replace lost or damaged Equipment with like Equipment in good repair, condition and working order with documentation creating clear title thereto in Lessor; or (c) pay to Lessor the then unpaid balances of the aggregate rent reserved under the Master Lease and applicable Lease Schedule plus the value of Lessor's residual interest in the Equipment (based on the Minimum Option Value). Upon Lessor's receipt of such payment, Lessee and/or Lessee's insurer shall be entitled to Lessor's interest in said item for salvage purposes, in its then condition and location, as is, without warranty, express or implied.

     11. Insurance. Lessee shall keep the Equipment insured against all risks of loss or damage from every cause whatsoever for not less than the full replacement value thereof, and shall carry public liability and property damage insurance covering the Equipment and its use. All such insurance shall be in form and amount reasonably acceptable to Lessor and consistent with any requirements imposed on Lessor to by its lenders. The foregoing notwithstanding, Lessee may elect to self-insure in accordance with its customary business practices in lieu of obtaining the insurance required hereunder. If Lessee self-insures, Lessee shall so notify Lessor, and, in any event, Lessor shall be deemed an additional insured. If Lessee procures insurance, Lessee shall deliver a certificate of such insurance to Lessor. Insurance or self-insurance proceeds shall be applied toward the replacement, restoration or repair of the Equipment.

     12. Indemnity. Lessee shall indemnify and hold Lessor harmless against, any and all claims, actions, suits, proceedings costs, expenses, damages, and liabilities, including attorney's fees, arising out of, connected with, or resulting from the Equipment or the Master Lease, including without limitation, the manufacture, selection, delivery, possession, use, operation, or return of the Equipment.

     13. Default and Remedies. If Lessee ceases doing business as a going concern, or if a petition in bankruptcy, arrangement, insolvency, or reorganization is filed by or against Lessee and is not dismissed within sixty (60) days, or if Lessee makes an assignment for the benefit of creditors, or if on or prior to the expiration of thirty (30) days after written notice to Lessee from Lessor of any other breach of this Master Lease (whether monetary or non-monetary) Lessee fails to cure said breach, Lessor may exercise any one or more of the following remedies:

          (a) To declare the entire balance of rent hereunder discounted to present value at the then Base Index Rate immediately due and payable as to any or all Lease Schedules of Equipment covered hereby.

          (b) To sue for and recover all rents, and other monies due, with respect to any or all items of Equipment listed on any or all Lease Schedules to the extent permitted by law.

          (c) To require Lessee to assemble all Equipment at Lessee's expense, at a place reasonably designated by Lessor.


          (d) Pursuant to applicable law and after demand, to remove any physical obstructions for removal of the Equipment from the place where the Equipment is located and take possession of any or all items of Equipment wherever same may be located, disconnecting, and separating all such Equipment from any other property. Lessor may, at its option, use, ship, store, repair, or lease all Equipment so removed and sell or otherwise dispose of any such Equipment at a private or public sale.

     Lessor may exhibit and resell the Equipment at Lessee's premises at reasonable business hours without being required to remove the Equipment. If Lessor takes possession of the Equipment, Lessor shall give Lessee credit for any sums received by Lessor from the sale or rental of the Equipment after deduction of the expenses of sale or rental and Lessor's residual interest in the Equipment. Lessee shall also be liable for and shall pay to Lessor all expenses incurred by Lessor in connection with the enforcement of any of Lessor's remedies, including all expenses of repossessing, storing, shipping, repairing, and selling the Equipment. Lessor and Lessee acknowledge the difficulty in establishing a value for the unexpired Lease term and owing to such difficulty agree that the provisions of this paragraph represent an agreed measure of damages and are not to be deemed a forfeiture or penalty.

     If any payment is not made by Lessee within fifteen (15) days of the date due provided in any Lease Schedule, Lessee shall pay to Lessor, not later than one month thereafter, an amount calculated at the rate of five cents per one dollar of each such delayed payment, but only to the extent allowed by law. Such amount shall be payable in addition to all amounts payable by Lessee as a result of exercise of any of the remedies herein provided.

     All of Lessor's remedies hereunder are cumulative, are in addition to any other remedies provided for by law, and may, to the extent permitted by law, be exercised concurrently or separately. The exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy. No failure on the part of the Lessor to exercise and no delay in exercising any right or remedy shall operate as a waiver thereof or modify the terms of this Lease.

     14. Performance by Lessor of Lessee's Obligations. If Lessee fails to comply with any provision of this Master Lease with respect to any Lease Schedule, Lessor may effect such compliance on behalf of Lessee upon fifteen (15) days' prior written notice to Lessee. In such event, all monies expended by, and all expenses of Lessor in effecting such compliance shall be deemed to be additional rental, and shall be paid by Lessee to Lessor at the time of the next monthly payment of rent set forth in such Schedule.

     15. Lessee's Assignment; Quiet Enjoyment. Without Lessor's prior written consent which consent shall not be unreasonably withheld or delayed, Lessee shall not assign, transfer, pledge, hypothecate, or otherwise dispose of the Equipment or any interest therein. Notwithstanding any assignment by Lessor, providing Lessee is not in default hereunder, Lessee shall quietly enjoy use of the Equipment, subject to the terms and conditions of this Master Lease and all Lease Schedules.

     16. Notices. Service of all notices under this Master Lease shall be sufficient if given personally or mailed by first class U.S. mail postage prepaid to the party involved, Attention:
General Counsel, at its respective address set forth herein, or at such other address as said party may provide in writing from time to time. Any such notice mailed to said address shall be effective when deposited in the United States mail, duly addressed and with postage prepaid, or personally delivered.

     17. Captions. Captions are used in this Master Lease for convenience only, and are not intended to be used in construction or interpretation of this Master Lease.
     18.  Time of Essence.  Time is of the essence in this Master
Lease.

     19. Entire Agreement; Modification. This Master Lease, together with any Lease Schedules executed by the parties and Exhibits A and B, contains the entire agreement between the Lessor and Lessee. No modification of this Master Lease, or any Lease Schedule, shall be effective unless in writing and executed by an executive officer of the Lessor.

     20. Non-Waiver. No delay or failure by the Lessor or Lessee to exercise any right under this Master Lease, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein. A waiver of default shall not be a waiver of any other or subsequent default.

     21. Governing Law. This Master Lease shall be construed in accordance with and governed by the laws of the State of Missouri.

     22. Counterparts. This Master Lease may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     23. Binding Effect. The provisions of this Master Lease shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, personal representatives, successors, and assigns.

     IN WITNESS WHEREOF, this Master Lease has been executed as of the day and year first above written.



LESSOR:                       LESSEE:

EDJ LEASING CO., L.P.              EDWARD D. JONES & CO., L.P.
  By:  LHC, Inc.,                    By:  EDJ Holding Company,
Inc.
        General Partner                   General Partner

By:                                     By:
Name:                                   Name:


Title:                                  Title:


                               EXHIBIT A
                    MASTER LEASE #    SCHEDULE

     WHEREAS EDJ LEASING CO., L.P., a Missouri limited partnership, 201 Progress Parkway, Maryland Heights, Missouri 63043 ("Lessor") and EDWARD D. JONES & CO., L.P., a Missouri limited partnership, 201 Progress Parkway, Maryland Heights, Missouri 63043 ("Lessee") have entered into a certain Master Lease Number __, dated ___________________, 1994, this Schedule together with that Master Lease shall be considered a separate lease pursuant to the terms of the Master Lease and this Schedule the same as if a single lease agreement containing such terms had been executed covering the equipment listed herein.

     NOW THEREFORE, the parties hereby agree as follows:

     1.   Equipment - See Attachment 1, made a part hereof.

     2.    Base Rent -$______ per month.   Commencing with the
second monthly payment of Base Rent, the Base Rent provided for in this Lease Schedule shall be adjusted for any basis point (.01%) increase or decrease in the Index Rate from the Base Index Rate which is in effect on the 30th day prior to the applicable Base Rent due date. The amount of such adjustment shall be $__________ for each basis point increase or decrease in the Index Rate. For purposes of this calculation, the "Index Rate" shall be the prime or base rate of interest designated as such by __________ Bank, from time to time, and the "Base Index Rate" shall be the Index Rate in effect as of the date of this Lease Schedule as forth below.

     3.    Number of Lease Payments __________

     4.    Rent Commencement Date ___________

     5.    Minimum Option Percentage - ___%

     6.    Maximum Option Percentage - ___%.

     7.    Acquisition Value: - $________________

     8.    Minimum Option Value - $_________

     9.    Maximum Option Value - $_________

     10.   Base Index Rate ____%

     Dated as of _________________________, 19___

LESSOR:                       LESSEE:
EDJ LEASING CO., L.P.              EDWARD D. JONES & CO., L.P.
  By:  LHC, Inc., General Partner   By:  EDJ Holding Company,
Inc.,
                                   General Partner

By:_________________________
     By:____________________________


Name:______________________
     Name:__________________________
Title:_______________________
     Title:___________________________